Exhibit 10.8

This Agreement made this January 28, 2011 by and between:

Wakabayashi Fund, LLC
Japanese Limited Liability Company,
Address: 4-13-20 Mita Minato-Ku, Tokyo, Japan 108-0073
Hereinafter referred to as “WAKABAYASHI” or “Consultant”

And

TENSAS INC.
A Delaware Corporation, its agents, successors or assigns
Hereinafter referred to as
“PGI ENERGY, INC OR “Client”
Address: 7322 Southwest Frwy Ste, 110, Houston, TX 77074
Telephone No: 713.532.5649 E: mmczeal@Grealishmczeal.com
Currently: Tensas, Inc. Symbol: TSAS

Whereas Consultant is in the business of providing management consulting services to businesses in an effort to obtain capital from third parties for business use, including equipment leasing, purchase order and/ or contract financing, factoring and financing for land and buildings’ utilizing various financing instruments and whereas Client desires to retain Consultant for the following purposes:

To provide institutional market awareness and public relations services

For and in consideration of mutual benefits, promises, and the cross consideration hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto, WAKABAYASHI and PGI ENERGY, INC collectively “THE PARTIES”, hereby covenant and agree as follows:

1.	Services

WAKABAYASHI FUND is hereby engaged to provide Public Relations services (non-exclusive) including serving as an investment banking liaison, obtaining write ups about the company and acting as an institutional public relations consultant for a six month period from the date hereof (the “term”).

2.	Compensation

PGI ENERGY, INC hereby agrees to pay WAKABAYASHI FUND for the services set forth in Paragraph 1, the following non-refundable retainer items:

A.      The issuance of 9,650,000 shares of common stock upfront. Further, shares when issued will have no stop orders, orders to cancel or other legal impediment, and that said shares, when issued, will be validly issued, fully paid and non-assessable. The said shares shall be issued within five days after the date hereof. Such stock cannot be issued pursuant to an S-8 Registration statement. The shares are not in contravention of Section 5 of the Securities Act of 1933 and specifically with sections 5a and 5c there under.

For undertaking this engagement and for other good and valuable consideration, PGI ENERGY, INC agrees to issue to the Consultant a “Commencement Retainer” of 9,650,000 shares of TENSAS INC.’s Common Stock (“Common Stock”) to be delivered to WAKABAYASHI FUND within five (5) business days of the signing of this Agreement. This Commencement retainer shall be issued toWAKABAYASHI FUND immediately following execution of this Agreement and shall, when issued and delivered to WAKABAYASHI FUND, be fully paid and non-assessable.

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PGI ENERGY, INC understands and acknowledges that WAKABAYASHI FUND has foregone significant opportunities to accept this engagement and that PGI ENERGY, INC derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with WAKABAYASHI FUND. Therefore, the 9,650,000 shares of Common Stock issued as a Commencement Retainer, constitute payment for PGI ENERGY INC.’s agreement to consult with WAKABAYASHI FUND and are a nonrefundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services. If PGI ENERGY, INC decides to terminate this Agreement prior to July 28, 2011 for any reason whatsoever, it is agreed and understood that WAKABAYASHI FUND will not be requested or demanded by PGI ENERGY, INC to return any of the shares of Common Stock paid to it as retainer hereunder.

Further, if and in the event PGI ENERGY, INC is acquired in whole or in part, during the term of this agreement, it is agreed and understood WAKAKABAYASHI FUND will not be requested or demanded by PGI ENERGY, INC to return any of the 9,650,000 shares of Common Stock paid to it hereunder. It is further agreed that if at any time during the term of this agreement, PGI ENERGY, INC or substantially all of WAKABAYASHI FUND’s assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes PGI ENERGY INC., WAKABAYASHI FUND shall retain and will not be requested by PGI ENERGY, INC to return any of the 9,650,000 common shares.

B.      WAKABAYASHI FUND will also incorporate a free look clause whereby PYTHAGORAS GROUP INC. may request to verify our long position in TENSAS INC.'s to become successor PGI ENERGY, INC.’S stock as well as incorporate a proprietary restrictive clause which precludes any liquidation of our vested stock until the termination of our contract.

3.	Termination of Agreement

	A.	Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary
	B.	Upon the other party taking the benefit of any insolvency law
	C.	Upon the other party having or applying for a receiver appointed for either party; and/orwritten notice by one party to the other party

4.	Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and/or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

5.	Attorney Fees

In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

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6.	Time is of the Essence

Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by THE PARTIES of their respective obligations hereunder.

7.	Inurement

This Consulting Agreement shall inure to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors, and consultant cannot assign this agreement.

8.	Entire Agreement

This Consulting Agreement contains the entire agreement of THE PARTIES. It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this Agreement. This Agreement supersedes all previous agreements.

9.	Amendments

This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon by and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES.

10.	Waivers

No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

11.	Non-Waiver

The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party’s right to require such performance and shall in no way affect such party’s right subsequently to require a full performance hereunder.

12.	Construction of Agreement

Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13.	Non-Circumvention Agreement

PGI ENERGY, INC agrees, represents and warrants hereby that it shall not circumvent WAKABAYASHI with respect to any banking or lending institution, investment bank, trust, corporation, individual or investor introduced by WAKABAYASHI to PGI ENERGY, INC pursuant to the terms with WAKABAYASHI for the purpose of, without limitation, this Agreement and for a period of twenty four (24) months from the date of execution by THE PARTIES of this Agreement. If PGI ENERGY, INC enters into a transaction with a party introduced by consultant, then the fees owed under section 2 shall be due whether or not this Agreement or term has ended.

14.	Applicable Law

THIS AGREEMENT IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF STATE OF CALIFORNIA FOR WHICH THE COURTS IN SAN DIEGO,

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CALIFORNIA SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF

LAWS RULES THEREOF OR OF ANY STYLE. The parties agree that mediation shall be used as an initial forum for the good-faith attempt to settle and resolve any issues or disputes that may arise.

15.	Counterparts

This Agreement may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

16.	F a c s i m i l e A facsimile copy of this

Agreement is acceptable.

17.	Acceptance of Agreement

Unless both parties have signed this Agreement within ten (10) business days of the date listed above, this Agreement shall be deemed automatically withdrawn and terminated.

18.	Interstate Commerce The Consultant shall undertake to comply at all times with Section 17B of the Securities Act of 1933.

IN WITNESS WHEREOF, THE PARTIES have set forth their hands and seal in execution of this Consulting Agreement this January 28, 2011 by and between Wakabayashi Fund LLC and PGI ENERGY INC.:

Wakabayashi Fund LLC	PYTHAGORAS GROUP INC.
A Japan Limited Liability Company	A Texas Corporation

By: /s/ Tadaharu Wakabayashi Tadaharu Wakabayashi, Director Date: January 28, 2011	By: Mr. Robert Gandy, CEO Date: January 28, 2011

PGI ENERGY, INC
A Delaware Corporation

By:
Mr. Marcellous S. McZeal, CEO
Date: January 28, 2011

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PROJECT SCOPE

PROJECT ACTIVITIES

WAKABAYASHI FUND, in providing funding services, shall perform the following project specific functions and merge WAKABAYASHI FUND efforts with PGI ENERGY, INC resources, as needed. The emphasis of this funding project shall be personal introductions of PGI ENERGY, INC to money managers, private equity fund managers, hedge fund managers, pension fund managers, financial analysts, institutional brokers, venture capitalists, investment bankers, and wholesale/retail market makers. All out-of-pocket costs (i.e., costs for mail campaigns, printing, distributions, etc.) shall be pre-approved and paid for by PYTHAGORAS GROUP INC.

o	Conduct and implement strategic planning analysis that combines PGI ENERGY, INC due-diligence and WAKABAYASHI FUND in-house analysis tools to emphasize marketability.

o	Coordinate buy-side and sell-side brokerage research coverage introducing PGI ENERGY, INC to these sources and facilitating their institutional research. This provides PGI ENERGY, INC and WAKABAYASHI FUND additional analysis reports from funding services.

o	Investment banking introductions.

o	Develop story development project related Executive Summary for mail-out / distribution, which is flexible and updated to the ongoing developments of the PYTHAGORAS GROUP INC.

o	Plan marketing campaign matching PGI ENERGY, INC to WAKABAYASHI FUND’S proprietary contact base and other investment prospects / sources anchored by Internet presence

o	CEO, Officer and Director Profiles

o	Target of one on one institutional investor meetings and conference calls with the most desirable in microcap, small cap and mid cap decision making analysts and portfolio managers of corporate, business and family funds

o	Corporate message refinement that is flexible according to ongoing developments

o	Fact Sheets flexible to ongoing developments

o	PowerPoint / slide presentations

o	Tele-conference call, including scripting, Q&A preparation, and thorough details for successful presentation

o	Honest feedback from all meetings to allow complete knowledge of ongoing relationships and enhancements of messaging

o	Development of Analysts research coverage and comparable inclusion

o	Nurture of current and potential investors

o	Mail processing and request fulfillment

o	Investment Banking introductions

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o	Annual Meetings

o	Peer Group / Industry Analysis

o	Perception audits of the investment community

OPTIONAL PROJECT ACTIVITIES

These ancillary projects can be provided at PGI ENERGY INC.’s discretion and cost.

o	Conduct road shows, with direct PGI ENERGY INC.’s participation, in cities targeted because of PGI ENERGY INC.’s institutional investor contact base

o	Design and Coordinate Trade Booths

o	Attend trade shows and conferences

o	Hold press/analysts seminars for institutional investors and investment managers

o	Develop investor relations section on PGI ENERGY INC.’s website

o	Develop comprehensive website and e-commerce solutions and/or project related web pages

o	Write media alerts and press releases to continuously generate press relating to PGI ENERGY INC. and its stock performance, emphasizing both standard and Internet dissemination (company initiated only)

o	Plan and implement direct mail campaign to WAKABAYASHI FUND’S contact base and PGI ENERGY INC.’s related contacts with follow-up telephone sales contact

o	Annual Reports: assisting in the writing as well as assisting and directing to the designers, graphic artists and printers for the complete management of the publication

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Please let this serve as detailed information for wire transfer payments to Wakabayashi Fund LLC.

Bank Name: Bank of Tokyo – Mitsubishi UFJ Ltd.
Account Number: 0077306
Bank Code / Name: 043 / Tamachi
Account Name: Wakabayashi Fund LLC
Swift Code: BOTKJPJT
Branch Name: Tamachi Branch 043
MUFJ Address: 2-7-1 Marunouchi, Chiyoda-ku Tokyo Japan
Bank Representative: Ryota Ishida
Bank Telephone: 03-3454-0460

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